SOLAR QUARTZ TECHNOLOGIES



White Springs High Purity Quartz Prospect

Quartz outcrops of visually apparent high purity have been found to extend along a series of four hills trending north-south over a strike length of 750m. Variable, minor to moderate, patchy limonite staining accompanies the white opaque quartz and glassy translucent quartz, generally as fracture coatings. The southern hill lies only 240m north of the sealed Gulf Developmental Road, 31 km east of Georgetown and 52 km south of west from Mt Surprise. Traversing of the hills revealed reasonable potential for around 1 million metric tones of high purity quartz. This estimate requires confirmation by drilling. The prospect lies in the north-west corner of Eveleigh Station.



A series of 8 surface rock chip samples was selected from along the strike. These samples were deemed representative of the individual quartz blows. The samples were then soaked in hydrochloric acid overnight to remove surface staining, rinsed to neutrality and sent for assay. Analysis was performed with an ICP-MS, using whole rock digest methodology. The average purity of samples collected along the length of the deposit strike is 99.98% SiO_2 in lump form out of the ground. This is deemed high purity according to industry standards.

Sample ID	SiO_2% Purity
WS 01	99.986
WS 02	99.991
WS 03	99.987
WS 04	99.990
WS 05	99.988
WS 06	99.951
WS 07	99.983
WS 08	99.963
AVERAGE	99.982%

Detailed Prospect Description

Originally in June 2010, and on several visits since then, several geologists conducted Site inspections and recorded the outlines of the visible quartz outcrops using a differential GPS (outlines in blue below).


Bold Lodes Hill
Hidden Lodes
White Knob
Scree Hill

Bold Lodes Hill – AMG 800,630E & AMRG 7,978,740N

Three distinctive white quartz outcrops, which are clearly evident on google-earth imagery, are situated at the top of the hill. The largest averages 28 mtrs x 20 mtrs and reaches 3-6m above ground level (Sample WS03). The other two lower-level outcrops measure approximately 25 mtrs x 13.5 mtrs (Sample WS02) and 11.7m x 9m (Sample WS04). Combined length and width averages around 65m x 15m. As well as abundant quartz scree, there is also rare granodiorite float near the northern margins of the main outcrop and the northernmost one, which further confirms the discrete nature of the blows. Reconnaissance was carried out through thick, medium height grass to a point about 50m north of the northernmost of the aforementioned outcrops.

Hidden Lode Hill – AMG 800,640E & AMRG 7,978,450N

A zone of high purity quartz comprising sporadic low outcrops and scree extends across the hill for some 125m and averages 22m wide. It is flanked by granodiorite. The zone is moderately treed with fairly dense, moderately high grass and is not readily apparent on standard google-earth imagery. Pending drilling and confirmation of sub-surface consistency, it potentially represents the most substantial part of the White Springs deposit. The northernmost outcrops are located at 800,649E 7,978,545N over a width of 28m and the southernmost outcrop was recorded at 800,629E 7,978,421N (Sample WS05). A further outcrop on the NE flank, at 800,670E 7,978,520N measures 7m x 0.5-2.5m and is surrounded by outcropping granodiorite.

White Knob Hill – AMG 800,642E & AMRG 7,978,228N

A prominent, discrete pure white quartz blow approximately 39m N-S x 17m E-W marks the crest of a low hill (Sample WS01) covered with quartz scree colluvium. The lode is evident on google-earth imagery. Some 60m to the north, an area of low, white quartz outcrop measuring approximately 15m E-W x 13m N-S was noted among moderate grass cover and is centred at 800,615E 7,978,312N. Another 20m downslope to the north further low outcrop 0.1-0.5m high extends for 21m N-S and averages 3.5m wide (Sample WS06). It is centred at 800,619E 7,978,342N.

Scree Hill – AMG 800,675E 7,978,050N

This well-grassed hill is covered by a shallow layer of white quartz scree colluvium. Scattered small outcrops were noted at: 800,671E 7,978,062N (6m x 4.7m – Sample WS07), 800,700E 7,978,053N (3m x 2m), 800,626E 7,978,045N (0.4m x 0.3m), 800,706E 7,978,044N (5m x 2m) and 800,670E 7,978,036N (6m x 1-3m – Sample WS08). A large white quartz boulder (2m x 1.5m) was noted in a creek gully at 800,753E 7,978,075N and a 0.6m wide quartz vein was noted in a track-side bank at 800,579E 7,978,068N.







The size of the deposit and the assayed purity gives this prospect the potential to be a world class high purity quartz project. Further work in ascertaining the deposit size through drilling and geophysics is planned. A bulk sample will also be processed in the lab to determine its suitability in the fused quartz/crucible market.



WS02 Sample



WS03 Sample